(n)(1)(ii)
AMENDED SCHEDULE B

to the

THIRD AMENDED AND RESTATED MULTIPLE CLASS PLAN
PURSUANT TO RULE 18f-3

for

ING SERIES FUND, INC.

12b-1 Distribution and Service Fees
Paid Each Year by the Funds
(as a % of average net assets)

	A	B	C	I	L	O	R	W
ING Alternative Beta Fund	0.25	1.00	1.00	N/A	N/A	N/A	0.50	N/A
ING Capital Allocation Fund	0.25	1.00	1.00	N/A	N/A	0.25	0.50	N/A
ING Core Equity Research Fund	0.25	1.00	1.00	N/A	N/A	0.25	0.50	N/A
ING Corporate Leaders 100 Fund	0.25	1.00	1.00	N/A	N/A	0.25	0.50	N/A
ING Global Target Payment Fund	0.25	1.00	1.00	N/A	N/A	N/A	0.50	N/A
ING Index Plus LargeCap Fund	0.25	1.00	0.75	N/A	N/A	0.25	0.50	N/A
ING Index Plus MidCap Fund	0.25	1.00	0.75	N/A	N/A	0.25	0.50	N/A
ING Index Plus SmallCap Fund	0.25	1.00	0.75	N/A	N/A	0.25	0.50	N/A
ING Large Cap Growth Fund	0.25	N/A	1.00	N/A	N/A	N/A	0.50	N/A
ING Money Market Fund	0.25	1.00	1.00	N/A	N/A	0.25	0.50	N/A
ING Small Company Fund	0.25	1.00	1.00	N/A	N/A	0.25	0.50	N/A

Date last updated: March 22, 2012